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                                                                     EXHIBIT 5.1

                  [Wilson Sonsini Goodrich & Rosati Letterhead]



                                 March 28, 2001

Stanford Microdevices, Inc.
726 Palomar Avenue
Sunnyvale, CA  94086

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 29, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,088,189 shares of Common Stock, par value $0.001 per share (the "Shares"), reserved for issuance pursuant to your Amended and Restated 1998 Stock Plan, and the 2000 Employee Stock Purchase Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.